AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of June 23, 2008, is made by and among UNION STREET ACQUISITION CORP., a Delaware corporation, (“USQ”), ARGENBRIGHT, INC., a Georgia corporation, (“Argenbright”), and ARCHWAY MARKETING SERVICES, INC., a Delaware corporation, (the “Company” and, together with USQ and Argenbright, the “Parties”).

WHEREAS, reference is made to that certain Stock Purchase Agreement, dated February 26, 2008, by and among the Parties (the “Stock Purchase Agreement”), whereby USQ agreed to purchase from Argenbright all of the issued and outstanding shares of capital stock of the Company (the “Acquisition”) (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement);

WHEREAS, there are uncertainties as to whether the Acquisition will receive the requisite approval from USQ’s stockholders; and

WHEREAS, because of such uncertainty, USQ and Argenbright desire that certain principals of USQ try to identify a third party who may be willing to purchase all of the issued and outstanding shares of capital stock of the Company on substantially similar terms to those set forth in the Stock Purchase Agreement (the “Alternative Transaction”); and

WHEREAS, in order to pursue the Alternative Transaction, Argenbright desires and USQ agrees to waive Argenbright’s compliance with Section 5.12 of the Stock Purchase Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Waiver of Section 5.12. USQ hereby waives Argenbright’s compliance with the covenant set forth in Section 5.12 of the Stock Purchase Agreement, and releases all claims that USQ may have against Argenbright or any of its Affiliates in connection with the presentation of an Alternative Transaction by certain principals of USQ to Argenbright; provided, that such waiver shall not hinder or delay the Parties’ efforts to consummate the Acquisition.

2. Consideration. In consideration for USQ waiving Argenbright’s compliance with Section 5.12 of the Stock Purchase Agreement to the extent set forth above, and subject to the consummation of an Alternative Transaction on or before the earlier of (a) twenty (20) days after termination of the Stock Purchase Agreement or (b) October 31, 2008, Argenbright hereby waives its rights to receive the Break-Up Fee as set forth in Section 8.3(b) of the Stock Purchase Agreement.

3. Full Force and Effect. Except as modified herein, all other terms of the Stock Purchase Agreement shall remain in full force and effect.

4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNION STREET ACQUISITION CORP.
By:
Name:
Title:

ARGENBRIGHT, INC.
By:
Name:
Title:

ARCHWAY MARKETING SERVICES, INC.
By:
Name:
Title: